EXHIBIT 10.25

PERFORMANCE SHARE
GRANT AGREEMENT

Amended and Restated 2001 Directors and Officers Long-Term Incentive Plan

On __________, 2009 (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of McDermott International, Inc. (the “Company”) selected you to receive a grant of Performance Shares under the Company’s amended and restated 2001 Directors and Officers Long-Term Incentive Plan (the “Plan”).  The provisions of the Plan are incorporated herein by reference.  A copy of the Plan is attached for your reference.

Performance Shares

Performance Shares Award.  You have been awarded an initial grant (the “Initial Grant”) of Performance Shares.  This grant represents a right to receive shares of common stock of the Company, calculated as described below, provided the applicable performance measures and vesting requirements set forth in this agreement have been satisfied.  No shares are awarded or issued to you on the Initial Grant Date.

Vesting Requirements.  Except as provided in the following paragraph, Performance Shares do not provide you with any rights or interest therein until they become vested on the third anniversary of the Date of Grant (the “Vesting Date”), provided you are still employed by the Company or one of its subsidiaries.

In the event you terminate employment prior to the third anniversary of the Date of Grant due to “Retirement,” 33% of the Initial Grant will continue to vest provided your termination date is on or after the first anniversary of the Date of Grant, and 66% of the Initial Grant will continue to vest provided your termination date is on or after the second anniversary of the Date of Grant.

For this purpose, the term “Retirement” means (a) voluntary termination of employment after attaining age 60 and completing at least 10 years of service with the Company or its subsidiaries, or (b) involuntary termination in connection with a reduction in force.

In the event your employment terminates by reason of your death or disability prior to the third anniversary of the Date of Grant, 100% of the Initial Grant shall continue to vest.

The Committee may, in its sole discretion, provide for additional vesting.

Forfeiture of Performance Shares.  Except as otherwise provided above, Performance Shares which are not vested at your termination of employment for any reason shall, coincident therewith, be forfeited.

In the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company, as determined in the sole judgment of the Committee, then all Performance Shares and all rights or benefits awarded to you under this grant of Performance Units are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination.

The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters.

Number of Performance Shares.  The number of Performance Shares of your Initial Grant in which you will vest, if any, shall be determined based one-half on the Cumulative Operating Income of the Company and one-half on the Company’s Total Shareholder Return relative to the Total Shareholder Return of our Peer Group (defined below), each over the Performance Measurement Period as illustrated in the schedules set forth below.  The “Performance Measurement Period” means the period beginning on January 1, 2009 and ending on December 31, 2011.  The maximum number of Performance Shares in which you can vest is 200% of your Initial Grant.

Cumulative Operating Income

The term “Cumulative Operating Income” means the Company’s operating income determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) for the Performance Measurement Period.  The Committee, in its discretion, may adjust the GAAP results for unusual or non-recurring items.  The percentage of Performance Shares in your Initial Grant in which you will vest based on this performance measure is determined based on the schedule set forth below.  Vested percentages between the amounts shown will be calculated by linear interpolation.

      Cumulative Operating Income                                                                                     Vested Percentage

$ ____ million                                                                           12.5%
$ ____ million                                                                             50%
$ ____ million                                                                            100%

The vested percentage of the one half of the Performance Shares in your Initial Grant that is based on Cumulative Operating Income will be zero if the Cumulative Operating Income as of December 31, 2011 is below $____ million.  In no event will the vested percentage of this portion of your award be greater than 100%.

Relative Total Shareholder Return

“Total Shareholder Return” means  A- B + C , where
                                                          B
A = the average closing stock price for the 20 day period ending on December 31, 2011,
B = the average closing stock price for the 20 day period ending on January 1, 2009, and
C = dividends paid during the period beginning on January 1, 2009 and ending on December 31,
        2011, if any.

The Total Shareholder Return for the Company and for the Company’s “Peer Group” will be calculated in accordance with the formula set forth above.  For this purpose, “Peer Group” means the companies in the custom peer group used in the performance graph included in our annual report on Form-10K for the year ended December 31, 2008.  The Committee may adjust the composition of the Peer Group to reflect extraordinary corporate events affecting individual companies in the Peer Group, such as merger, acquisition, insolvency, dissolution or the like.

The percentage of Performance Shares in your Initial Grant in which you will vest based on the Company’s Total Shareholder Return relative to the Total Shareholder return of its proxy peer group is determined in accordance with the schedule set fort below.  Vested percentages between the amounts shown will be calculated by linear interpolation.

                                    MDR_Percentile_Rank                                   Vested_Percentage

                                                  25th                                                              12.5%
                                                  50th                                                                50%
                                                  88th                                                               100%

The vested percentage of the one half of the Performance Shares in your Initial Grant that is based on relative Total Shareholder Return will be zero if the Company’s Total Shareholder Return ranks lower than the 25th percentile relative to the proxy peer group.  In no event will the vested percentage of this portion of your award be greater than 100%.

Payment of Performance Shares.  Except as otherwise provided below in the section entitled “Change in Control,” you (or your beneficiary, if applicable) will receive one share of common stock of the Company for each Performance Share that vests. Shares shall be distributed as soon as administratively practicable after the Vesting Date.

Change in Control

If a Change in Control (as defined in the Plan) of the Company occurs, all outstanding Performance Shares granted hereunder shall immediately vest.  The number of Performance Shares that vest in connection with a Change in Control shall be the greater of (i) 100% of the Initial Grant or (ii) the vested percentage determined in accordance with the schedules set forth above, with a Vesting Date as of the date such Change in Control occurs and based on (1) Cumulative Operating Income earned as of the end of the fiscal quarter coincident with or immediately prior to the date the Change in Control occurs and Adjusted Cumulative Operating Income targets with respect to one half of the Initial Grant, and (2) relative Total Shareholder Return determined as the date the Change in Control occurs with respect to the remaining one-half of the Initial Grant.  The Adjusted Cumulative Operating Income target shall be determined by multiplying the targets set forth above by a fraction, the numerator of which is the number of months from January 1, 2009 through the end of the fiscal quarter coincident with or immediately prior to the date the Change in Control occurs and the denominator of which is 36.  Shares of common stock of the Company shall be distributed within 90 days following the date of the Change in Control.

Taxes

You will realize income on the grant of Performance Shares in accordance with the tax laws of the jurisdiction applicable to you.  By acceptance of this letter you agree that, upon vesting in the shares, any statutory minimum required income or employment tax withholding will be satisfied by withholding shares having an aggregate fair market value on the Vesting Date equal to the amount of such required tax withholding.  You may arrange to pay the amount of any such required tax withholding in cash, in lieu of share withholding by contacting the principal Human Resources officer of the Company, in writing, at least 60 days prior to the Vesting Date.

Transferability

Performance Shares granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this grant of Performance Shares is not reportable on a Form 4 unless and until they become vested.  At that time, the number of Performance Shares ultimately awarded to you must be reported on a Form 4 before the end of the second (2nd) business day following the Vesting Date or your date of retirement, as applicable.  Please be aware that if you are going to reject the grant, you should do so immediately after the Date of Grant.  Please advise Kathy Peres and Renee Hack immediately by e-mail, fax or telephone if you intend to reject this grant.

Those of you covered by these requirements will have already been advised of your status.  Others may become Section 16 insiders at some future date, in which case reporting will be required in the same manner noted above.

Other Information

Neither the action of the Company in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of the Company, Inc. or any of its subsidiaries or affiliates.